Exhibit 11

MARATHON FINANCIAL CORPORATION

Computation of Weighted Average Shares Outstanding and Earnings Per Share

                         Shares Outstanding End of Month

                                          1997                       1996
                                          ----                       ----
January                                 1 863 495                 1 306 303
February                                1 863 495                 1 306 303
March                                   1 865 495                 1 306 303
April                                   1 868 495                 1 306 303
May                                     1 888 167                 1 306 303
June                                    2 055 983                 1 306 303
                                       ----------                 ---------
                                       11 405 130                 7 837 818


         Divided by                     6 months                  6 months
                                        --------                  --------

     Weighted Shares Outstanding        1 900 855                 1 306 303
                                       ==========                ==========

     Net Income                        $  495 191                $  303 562
                                       ==========                ==========

     Net Income Per Share              $      .26                $      .23
                                       ==========                ==========